                          CERTIFICATE OF INCORPORATION

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                            I hereby Certify, that --

TSAVO POWER COMPANY LIMITED.....................................................

is this day Incorporated under the Companies Act (Cap. 486) and that the Company is LIMITED.

Given under my hand at Nairobi this TWENTY SECOND day

of JANUARY One Thousand Nine Hundred and NINETY EIGHT

                         Snr. Dy. Registrar of Companies